EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Strong 2015 Year End Customer Results

  Record Postpaid Wireless Net Additions in Fourth Quarter
  Improved Churn for Both Fourth Quarter and the Year

EDINBURG, Va., Jan. 19, 2016 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces 2015 year end customer results.

Wireless Segment

The Company announced that net postpaid subscriber additions for fiscal year 2015 were 24,645, an increase of 74.2% from 14,146 in 2014. Year-end postpaid customers increased 8.6% to 312,512. The Company’s 2015 annual postpaid churn rate was 1.47%.  Net postpaid subscriber additions totaled a record 8,985 in the fourth quarter of 2015, compared to 4,891 for the fourth quarter of 2014. Shentel’s postpaid churn rate in the fourth quarter was 1.48%, compared to 1.92% in the same quarter last year.

The Company recorded prepaid net deactivations of 2,264 in the fourth quarter of 2015, as compared to 5,036 net activations in the 2014 fourth quarter, and 2,322 net deactivations for fiscal 2015, as compared to 8,115 net activations in fiscal 2014. Prepaid customers decreased 1.6% to 142,840 in 2015.    While the overall total of prepaid subscribers decreased during 2015, the Company’s more profitable product lines continued to add customers, with customer decreases concentrated in its least profitable product lines.

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	December 31,	December 31,
	2015	2014
Retail PCS Subscribers - Postpaid	312,512	287,867
Retail PCS Subscribers - Prepaid	142,840	145,162

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Gross PCS Subscriber Additions - Postpaid	22,590	21,313	77,067	72,891
Net PCS Subscriber Additions - Postpaid	8,985	4,891	24,645	14,146
Gross PCS Subscriber Additions - Prepaid	19,990	22,155	83,796	74,838
Net PCS Subscriber Additions - Prepaid	(2,264)	5,036	(2,322)	8,115
PCS Average Monthly Retail Churn % - Postpaid	1.48%	1.92%	1.47%	1.76%
PCS Average Monthly Retail Churn % - Prepaid	5.16%	4.02%	4.93%	4.00%

President and CEO Christopher E. French commented, “We are particularly encouraged by the growth in our postpaid customer additions for the year, especially the record postpaid additions in the fourth quarter.  In addition to our organic growth, our acquisition of nTelos is expected to more than double Shentel’s wireless customer base by enhancing our presence in the Mid-Atlantic region through the addition of a highly complementary footprint.”

Cable Segment

Shentel Cable’s net additions to Revenue Generating Units (RGUs) decreased to 4,355 in fiscal year 2015 from 7,876 for fiscal year 2014. Year-end cable RGUs increased 3.6% to 126,071.  Fourth quarter 2015 cable net additions were 889, compared to 1,250 cable net additions in the fourth quarter of 2014.

The following tables show selected operating statistics of the Cable segment as of the dates shown:

	December 31,	December 31,
	2015	2014
Video RGUs	50,215	52,095
High-speed Internet RGUs	55,690	51,359
Voice RGUs	20,166	18,262
Total RGUs	126,071	121,716

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Gross RGU Additions	8,856	9,144	39,196	39,402
Net RGU Additions	889	1,250	4,355	7,876

Additional Information

The following table shows additional selected statistics as of the dates shown:

	December 31,	December 31,
	2015	2014
Local access lines	20,252	21,612
DSL subscribers	13,086	12,742
Wireless cell site towers owned	154	154
Fiber route miles	4,580	4,390

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified telecommunications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com